Exhibit 99.8(b)(vi)

December 22, 2004

AMENDMENT TO FUND PARTICIPATION AGREEMENTS

THIS AMENDMENT TO FUND PARTICIPATION AGREEMENTS is made as of this 22nd day of December, 2004 by and among MUTUAL OF AMERICA LIFE INSURANCE COMPANY (“Mutual”), AMERICAN CENTURY VARIABLE PORTFOLIOS, INC. (“ACVP”), and the investment adviser of the Fund, AMERICAN CENTURY INVESTMENT MANAGEMENT, INC. (“ACIM”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, Mutual, ACVP and ACIM are parties to (i) as to Mutual of America Separate Account No. 1, that certain Fund Participation Agreement dated December 30,1988, as amended May 1, 1989, January 2, 2002; (ii) as to Mutual of America Separate Accounts No. 2 and No. 3, that certain Fund Participation Agreement dated December 30, 1988, as amended May 1, 1989, January 3, 2000 and January 2, 2002; and (iii) as to American Life Separate Accounts No. 1 and No. 2, that certain Fund Participation Agreement between ACVP, ACIM and The American Life Insurance Company of New York dated June 28, 1993, as amended April 27,1994 and January 2, 2002 (collectively the “Agreements”).

WHEREAS, Mutual has taken over administration of the American Life separate accounts referenced above as if they are Mutual of America separate accounts;

WHEREAS, Mutual has served notice of termination as to the Agreements but has agreed to consider revoking such notice if an acceptable amendment can be reached; and

WHEREAS, the parties now desire to amend the Agreements to modify certain provisions of the Agreements;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Upon execution of the within amendment by all parties and receipt of a fully executed original of this amendment, Mutual shall withdraw and cancel its termination notices as to the Agreements, which termination notices were provided orally on October 29,2004 and in writing by letter dated October 29, 2004. Upon such withdrawal and cancellation, the Agreements shall continue in force according to their terms, as amended hereby.

2. The “Notices” provisions of the Agreements are hereby modified as follows:

Notices shall be permitted to be provided by fax, courier service or e-mail, in addition to the methods of service set forth in the Agreements. If by fax or e-mail, it shall be followed by delivery of a paper copy of the notice via regular mail. A notice given by fax or e-mail, unless it is undeliverable, will be effective, if transmitted between 9:00 a.m. and 5:00 p.m. (Eastern Time) on the business day when sent; otherwise on the next business day. Notices shall be effective if addressed to the President or General Counsel of a party to which notice is being given.

3. Anything to the contrary in the Agreements notwithstanding, Mutual of America (including American Life) shall have the right in its sole and unreviewable discretion to prohibit investments and transfers from being made in the funds covered by the Agreements by some or all participants, so as to, in effect, stop all new monies from being contributed to such funds, and to notify its separate account participants of this prohibition. This election can be exercised, revoked, and re-exercised at Mutual’s sole option. Further, Mutual shall not be considered in violation of any provisions of the Agreements in the event that it provides existing or prospective investors with accurate information which may unfavorably reflect on the performance of said funds, especially in comparison to other funds which may or may not be offered by Mutual.

4. Mutual represents and warrants that it has full authority to make such determinations for the American Life separate accounts and to amend the Agreement with regard to such separate accounts. Mutual hereby indemnifies and holds harmless ACVP and ACIM from any losses that might occur to either of them, their employees, directors, officers or affiliates as a result of taking Mutual’s direction on the American Life separate accounts.

5. In the event of a conflict between the terms of this Amendment and the Agreements, it is the intention of the parties that the terms of this Amendment shall control and the Agreements shall be interpreted on that basis. To the extent the provisions of the Agreements have not been amended by this Amendment, the parties hereby confirm and ratify the Agreements.

6. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:	/s/ Manfred Altstadt	By:	/s/ William M. Lyons
Name:		Name:	WILLIAM M. LYONS
Title:		Title:	PRESIDENT

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

By:	/s/ William M. Lyons
Name:	WILLIAM M. LYONS
Title:	PRESIDENT

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